MR3 SYSTEM METALS EXTRACTION AGREEMENT

                                     between

                                MR3 SYSTEMS, INC.

                                       and

                          FRANKLIN LAKE RESOURCES, INC.






                                November 30, 2004

                                TABLE OF CONTENTS

1.     DEFINITIONS AND INTERPRETATION                                4
2.     GRANT OF EXCLUSIVE PROCESSING RIGHTS - THE PROJECT            6
3.     MINING, CONCENTRATION AND PROCESSING OF TARGET METALS         7
4.     OBLIGATIONS OF THE PARTIES                                    8
5.     EXPENSES AND DISBURSEMENTS                                    9
6.     REPORTING, BOOKS, RECORDS AND BANKING                         9
7.     GOVERNMENT APPROVALS                                         10
8.     TEST RESULTS CONDITION TO MR3 PERFORMANCE                    10
9.     LIMITATIONS OF LIABILITY                                     10
10.    INCOME TAXES                                                 10
11.    ASSIGNMENT                                                   10
12.    DURATION AND TERMINATION                                     11
13.    FORCE MAJEURE                                                11
14.    CONFIDENTIALITY                                              12
15.    GENERAL PROVISIONS                                           14
16.    GOVERNING LAW                                                15
17.    ARBITRATION                                                  22
18.    ENTIRE AGREEMENT                                             16
19.    REPRESENTATIONS AND WARRANTIES                               17
20.    GOOD FAITH                                                   18
21.    INDEMNIFICATION                                              18
EXHIBIT A                                                           19

     THIS AGREEMENT is made this 30th day of November 2004, BETWEEN MR3 Systems, Inc., a Delaware corporation, whose corporate address is 435 Brannan Street, Suite 200, San Francisco, California 94107 ("MR3"); and Franklin Lake Resources, Inc., a Nevada corporation; whose corporate address is 172 Starlite Street, South San Francisco, CA 94080-6310 ("FLR"). FLR and MR3 are at times referred to herein individually as a "party", or collectively as the "parties" hereto.

                                    RECITALS

WHEREAS, MR3 is the exclusive owner and developer of, and will continue to develop, the MR3 Technology, which extracts individual metals from industrial wastes, precious metal ores, and other complex metal sources for conversion into pure metals and specialty chemical products; and

WHEREAS, MR3 designs, manufactures, installs and operates facilities utilizing the MR3 Technology to extract and recover metals; and

WHEREAS, FLR owns or controls mining claims covering approximately 8,000 acres located in and about Franklin Lake, a dry lake bed, near Death Valley Junction, California, of which tests, although inconsistent, generally show the presence of gold and other precious metals; and

WHEREAS, FLR has developed, purchased, and otherwise acquired the FLR Technology, and will continue to develop such technology; and

WHEREAS, FLR leases the Amargosa Site, a desirable location for the Project; and

WHEREAS, MR3 and FLR wish to enter into this Agreement, under the terms of which the parties will jointly build and operate a Facility at the Amargosa Site to process Source Material, Concentrate, and other Material in order to extract Target Metals, which are then generally made into dore bars or other metal Concentrates of acceptable purity for sale to refiners and other third parties; and

WHEREAS, development of the Project requires financing from a third party ("Investor"), and the parties believe they have identified a party who will be the Investor, and who desires to provide the funds for the Project through MR3 (for convenience, MR3 and Investor together may be referred to as "MR3/Investor") and secured and collateralized against the Project, FLR, and MR3;

NOW THEREFORE, in consideration of the premises, terms and conditions set forth herein, the parties agree as follows:


1) DEFINITIONS

For purposes of this Agreement, when capitalized the following terms shall have the following meanings (other terms are defined in the text):

a) AGREEMENT - Means this Agreement, including all schedules, exhibits, and attachments hereto, as it may be amended by the parties hereto from time to time.

b) AMARGOSA SITE - Means approximately eight acres of land, surrounded by a fence, including a building containing a Facility and several auxiliary buildings, located at 1055 Cottonwood Lane, Amargosa Valley, Nevada, approximately 7.5 miles from Franklin Lake.

c) BUILDING - Means any building or other structure, including a mobile home, located at the Armagosa Site.

d) CAPTIAL COSTS - Means all the capital costs and expenses, including, without limitation, debt service, the cost of purchasing, designing, engineering, constructing, fabricating and installing all buildings and equipment necessary to equip and operate a Facility, the filing of any required reclamation bonds and operating permits, and any other costs and expenses of the Project that would be considered capital expenditures under U.S. Generally Accepted Accounting Principles ("US GAAP").

e) CONCENTRATE - Means the part, resulting from processing a Source Material into two parts, which contains a greater proportion of a Target Metal than was contained in the Source Material.

f) CONFIDENTIAL INFORMATION - Means as defined in Section 14 of this Agreement.

g) FACILITY - Means equipment and infrastructure necessary to process Source Material, Intermediate Product, or Concentrate.

h) FINAL PRODUCT - Means the material containing the Target Metal(s), after all the processing contemplated by this Agreement has been completed, commonly in form of a dore bar or other metal Concentrates of acceptable purity for sale to or other third party.

i) FLR SYSTEM - Means the entire FLR primary and secondary equipment, modules, media, controls, including without limitation, instrumentation, primary and secondary control elements, shared display(s), control algorithms or any software based functions necessary to operate a Facility, including the FLR Technology used to make the System effective, all of which existed prior to the signing of this Agreement.

j) FLR TECHNOLOGY - Means all the technology owned by FLR designed or intended for use in processing Source Material, Concentrate, or Intermediate Product in order to produce a Final Product or another Intermediate Product; it includes without limitation patents, trade secrets, other technical information whether in written form or existing only in the mind of one or more persons, know-how, show-how, Confidential Information, copyrights, trademarks, service marks, and information of any nature whatsoever which relates to the FLR System, including any modifications, improvements, and translations thereof, or to processes, methods, techniques, devices, or other items used by FLR in its efforts to process Material into a Final Product, all of which are so defined prior to the signing of this Agreement.

k) GOVERNMENT AUTHORIZATIONS - Means all authorizations, consents, permits, waivers, privileges, and approvals from all Governmental Instrumentalities necessary for the performance of this Agreement.

l) GOVERNMENTAL INSTRUMENTALITY - Means the government of any country, state, county or other political subdivision and any department, division, instrumentality, agency, corporation commission, or the like, under the direct or indirect control of that government.

m) GROSS REVENUE - Means the gross receipts collected from the sale of the Target Metals and other output from a Facility.

n) INTERMEDIATE PRODUCT- Means Source Material that has been subject to some processing, but is not yet a Final Product.

o) LEGAL REQUIREMENTS - Means all laws, statutes, orders, decrees, regulations, or the like, of any Governmental Instrumentality having jurisdiction over the matter in question.

p) MATERIAL includes Source Material, Concentrate, and Intermediate Product.

q) MONTH - Means a calendar month.

r) MR3 SYSTEM - Shall mean the entire MR3 primary and secondary equipment, modules, media, Facility controls including, without limitation, instrumentation, primary and secondary control elements, shared display(s), control algorithms or any software based functions necessary and required to operate a Facility, which selectively removes targeted metals from any Material. The MR3 System is proprietary to MR3 and is deployed in various market sectors for the extraction and purification of Target Metals.

s) MR3 TECHNOLOGY - Means the proprietary high affinity metals extraction and metals separation technology owned by MR3 and embodied in the MR3 System, and all of the know-how, show-how, Confidential Information, copyrights, trademarks, service marks and information of any nature whatsoever which relates to the MR3 System, developed, possessed, conceived and/or used by MR3, including any modifications, improvements and translations thereof in respect of commercial and industrial uses. The MR3 technology also includes several halogen leaching technologies, both utilized in the vapor form and liquid state, from which Target Metals are extracted from Source Materials, ores, tailings, and various solid forms containing Target Metals.

t) NET REVENUE - Means the Gross Revenue, less

     (i) the sales commissions and selling expenses,

     (ii) any taxes other charges related to such sales, and (iii) Operating Expenses.

u) OPERATING EXPENSES - Means all non-capital expenses reasonably necessary for, and incurred in connection with, a party's performance of its obligations under this Agreement, including, without limitation, excavation and loading, trucking (from the Property to the Amargosa Site and from there to the place of disposal), concentrating, utilities, security, BLM claim maintenance fees and other similar governmental fees, application fees and other charges related to applications for and granting of Governmental Authorizations, property taxes, payroll and payroll taxes, workers' compensation, day laborers, supplies, maintenance and repair of Buildings and equipment used in connection with activities under this Agreement, reclamation and similar expenses, and fees paid to consultants, scientists, engineers, attorneys, accountants, and other professionals and independent contractors directly related to a party's obligations under this Agreement (but not including general company overhead).

v) PROJECT - Means the excavation, and concentrating if done on the Property, and trucking of the Source Material and Concentrate from the Property to the Amargosa Site and processing of Source Material and Concentrate under this Agreement and for the purpose of producing a Final Product.

w) PROPERTY - Means the claims of FLR as set forth on the attached Exhibit A, on land owned by the Bureau of Land Management, which generally overlay land commonly known as the Franklin Lake Playa.

x) SOURCE MATERIAL - Means all material taken from the ground on the Property and any other material (including tailings) acquired from a third party or from land other than the Property intended to be processed under this Agreement.

y) TARGET METALS - Means gold, other precious metals, and any other metal of commercial value that the parties desire or attempt to extract from Source Material.

z) TERM - Subject to the provisions of Section 12 below, Means the duration of this Agreement, being the period commencing on the date of this Agreement and continuing for a period of Two (2) years, with evergreen renewing of the term for Two (2) years each renewal for a total addition period of Sixteen (16) years. After Financing is complete, neither Party may terminate this Agreement unless for specific reasons stated in Section 12. Neither party shall enter into any agreement with any third entity which would limit the right of the other party.

2) EXCLUSIVE RELATIONSHIP - THE PROJECT

     a) EXCLUSIVITY - FLR agrees that it will work exclusively with MR3 in processing the Source Material from the Property, and MR3 agrees that it will use Source Material from the Property exclusively in the processing at the Amargosa Site; provided, however, that MR3 may agree to process other materials sourced by FLR. Notwithstanding the foregoing sentence, each party agrees to cooperate with the other in using the Facility for testing of variations in existing processes, trying new processes, testing material different from Source Material, or doing any other action that might improve performance on the Project and profitability of the parties.

     b) PROJECT PLAN - The Parties understand that the commercial feasibility of the Project has not been established and that a project plan must be executed within 60 days of the date of this Agreement (the "Project Plan"). When executed, the Project Plan will be attached to and incorporated by reference into this Agreement, and the terms and conditions of the Project Plan shall control to the extent consistent with the terms contained herein. The Parties agree that the Project Plan will set forth, among other things as the Parties shall deem appropriate, the following:

          i) A detailed description of the Project and the cost of Project implementation; and

          ii) any design documents or specifications (unless the project contemplates creation or development of the same); and

          iii) project deliverables, if any, that either or both Parties will be responsible for creating and developing; and

          iv) tasks, responsibilities, covenants and agreements of each Party relating to the project; and

          v) deadlines, interim milestones, and other matters relating to timing and delivery or performance under the Project; and

          vi) intellectual property rights or licenses to the extent different from the terms of this Agreement; and

          vii) termination rights of the Parties relating to the Project; and

          viii) obligations of the Parties to market and implement the Project; and

          ix) any other terms or conditions that vary from the terms and conditions set forth in this Agreement.

     3) COLLECTION, DELIVERY, MINING AND PROCESSING OF TARGET METALS FLR agrees to:

          a) acquire and operate all equipment necessary to excavate and load the Source Material on the Property, truck the Source Material and offload it at the Armagosa Site; alternatively, it can concentrate the Source Material at the Property and truck the Concentrate to the Amargosa Site ; and

          b) install and operate all required mining equipment and systems at the Armagosa Site necessary to crush, screen and concentrate (if applicable) the Target Metals from the Source Material and deliver the resulting material to the Building for processing into dore bars; and prepare and file the required mining plans with the appropriate Governmental Instrumentalities; and

          c) obtain all operating, building, use and other permits required to operate the MR3 System in the Building; and

          d) obtain all water rights, bonds and permits necessary to perform hereunder; and

          e) provide security necessary at at the Property and at the Amargosa Site, and during transportation of Target Metal dore bars; and

          f) pay 100% of all FLR operating expenses that are not paid by the financial source for the project.

     MR3 AGREES TO:

          g) Manufacture, deliver and install a complete MR3 System an at the Amargosa Site; and

          h) provide all consulting and technical expertise necessary for the installation and implementation of the MR3 System; and

          i) operate, maintain and manage all aspects and activities of the Facility at the Amargosa Site, including disposing of any residue generated exclusive of the tailings and remnant of the Source Materials after the extraction of the Target Metals; and

          j) commence operation of the Facility within 60 days of receipt of all permits required to do so, and begin processing the Source Material within 30 days of the date of commencing such operation; and

          k) establish a processing rate of at least 50 tons of Source Material per day within 60 days from commencing operations as stated in Section 3(j); and

          l) sell all of the Facility's output and metals products, either directly or through brokers and/or sales agents, including without limitation, the sale of the Target Metals dore bars or other metal Concentrates of acceptable purity for sale to refiners and other third parties; and

          m) expand MR3 Systems and the Facility as necessary to match the growth and expansion of FLR's operations.

     4)   OBLIGATIONS OF THE PARTIES

     MR3 AND FLR SHALL, IN PERFORMING THEIR DUTIES HEREUNDER:


          a) Do so in a manner that does not cause the Property or Facility to be in violation of any applicable Legal Requirements or Government Authorizations known to either party; and

          b) Do so in a good, workmanlike and diligent manner, in good faith, and in the best commercial interests of both parties.

          c) The parties shall be responsible for complying with all conditions and requirements imposed by all Government Authorizations for the operation and maintenance of the facility and other activities conducted on the property.

          d) The parties shall perform their respective duties hereunder in accordance with the government approvals and legal requirements relating to pollution control and environmental standards applicable to the facility and the property.

          e) Each party is an independent contractor and is not, and shall not be construed to be, an employee, partner, joint venturer or holder of any position with or as agent of the other party.

     5)   EXPENSES AND DISBURSEMENTS

          a) MR3 shall collect all gross receipts from the sale of metals products produced under this Agreement, and pay all Capital Costs and all costs and expenses listed in Section 1(u) above.

          b) Within five (5) days after the end of each semi-monthly period, after deduction of all such Section 1(u) expenses and any financial obligations that MR3 and FLR have jointly submitted the Project under lien, such as repayment of debt financing from third party Investor, MR3 shall disburse fifty percent (50%) of the net revenue received (if any) for such period to FLR and the remaining fifty percent (50%) of such net revenue (if any) shall be paid to MR3.

     6)   REPORTING, BOOKS, RECORDS AND BANKING

          a) MR3 shall provide FLR with Monthly reports on the operation and performance of a Facility in a format to be agreed to with FLR.

          b) To the extent consistent with applicable Government Authorizations and Legal Requirements, MR3 shall keep accurate records of any accident or other occurrence at the Facility or on the Property that results in injury to persons or damage to property, together with any other records required by such Authorizations and Requirements. MR3 shall provide to FLR reasonable access to these records.

          c) MR3 shall keep a daily operation log for the Project, which shall include information on any significant events relating to the operation of the Facility.

          d) MR3 shall maintain the financial books and records recording the Project's operations and sales of its output in accordance with U.S. Generally Accepted Accounting Principles ("US GAAP") and other applicable Legal Requirements.

          e) An audit of the Project's financial records and accounts shall be performed annually at the end of each calendar year (and upon termination of this Agreement if not coincident with a calendar year's end) by an independent accounting firm. The results of such audit shall be binding upon the parties with respect to all matters arising under or in connection with this Agreement.

          f) The financial books and records maintained by MR3 for the operation of the Project and sale of its output, shall be the property of both Parties. The accounting firm of FLR or such other person authorized by FLR shall have the right to examine such financial books and records at any time during normal business hours.

     7)   GOVERNMENT APPROVALS

     FLR shall be responsible for obtaining and maintaining all Government Authorizations necessary for the construction and operation of the Facility, and shall obtain and maintain all permits, claims and Government Authorizations necessary to mine the Source Material and maintain the ownership rights to all claims thereto.


     8)   TEST RESULTS CONDITION TO MR3 PERFORMANCE

          a) MR3 shall begin sampling and testing the Target Metals in the Source Material within 90 days of the date of this Agreement.

          b) Concurrent with such sampling and testing, the parties will seek project financing for the Project, which must be obtained within 180 days of the date of this Agreement.

          c) MR3 shall complete testing within 180 days of the date of this Agreement and shall notify FLR in writing of its intent to proceed or not to proceed, hereunder based on the results of such testing and receipt of a written commitment for project financing.

          d) Should MR3 elect to proceed under Section 8(c) above, FLR shall apply, within 30 days of such election, for all permits required to commence operations under this Agreement.

     9)   LIMITATIONS OF LIABILITY

     Neither party shall be liable to the other, whether for breach of contract or for any negligent act or omission or otherwise, for any loss of profit, loss of use, loss of production, loss of contracts or for any other special, incidental, punitive, indirect or consequential loss or damage that may be suffered by the other, except for liability under Section 14.

     10) INCOME TAXES

     Each party shall be responsible for the handling and payment of all income taxes and levies imposed upon such party or its subcontractors or their respective agents or employees as a result of this Agreement and any services performed pursuant hereto.

     11)  ASSIGNMENT

     Neither Party may assign its rights or delegate its obligations hereunder, either in whole or in part, whether by operation of law or otherwise, without the prior written consent of the other Party. Any attempted assignment or delegation without consent will be void. The rights and liabilities of the Parties under this Agreement will bind and inure to the benefit of the Parties' respective successors and permitted assigns.

     12)  DURATION AND TERMINATION

     This Agreement shall remain in full force and effect throughout the Term, unless terminated earlier by written notice from one party to the other party upon the occurrence of any of the following:

          a) an order is made or an effective resolution is passed for the liquidation or winding up of either party and such order or resolution is not revoked within ninety (90) days after issuance thereof; or

          b) either party commits a material breach of this Agreement and fails to remedy such breach within a period of ninety (90) days from the provision of a written notice from the other party requiring the remedy of such breach; or

          c) either party contravenes any applicable Government Authorization or Legal Requirement in relation to its obligations hereunder which has a material adverse effect on the other party and is not caused or contributed to by any act or omission of such other party; or

          d) a change in Legal Requirements renders the continued performance of this Agreement for a reasonable period of time by the other party; or

     Upon any termination of this Agreement,

          e) MR3 shall remove the MR3 System from the Amargosa Site within 90 days of such termination.

          f) The termination of this Agreement shall not prejudice or affect any rights or remedies of the parties to this Agreement, which have already accrued.

          g) The provisions of Sections 5, 6, 9, 14, 16, and 19 shall survive any termination of this Agreement.

     13)  FORCE MAJEURE

     For the purposes of this Agreement, "Force Majeure" means any of the following events or circumstances

          (i)  not within the reasonable control of either party,

          (ii) which event or circumstance, despite the exercise of reasonable diligence, cannot be or be caused to be prevented, avoided or removed by either party, and

          (iii) does not arise out of particular circumstances which are within the knowledge of either party at the time of entering into this
               Agreement:

               a) acts of war or the public enemy whether war be declared or not;

               b) public disorder, insurrection, rebellion, sabotage, riots or violent demonstrations;

               c) earthquakes, floods, typhoons, drought, storms, other natural calamities and acts of God, or the discovery of hazardous materials or historical artifacts at the Property;

               d)   strikes or lockouts or other industrial action;

               e) for the purposes of Force Majeure affecting MR3's performance, acts of FLR affecting the operation or maintenance of the Facility; and

               f) any shortfall in utilities or other necessaries for the operation of the Facility

          A party shall be excused from performance and shall not be construed to be in default of any obligation hereunder so long as failure to perform such obligation is due to an event of Force Majeure. MR3 and
          FLR:

               g) shall make all reasonable efforts to prevent and reduce to a minimum and mitigate the effect of any delay occasioned by any Force Majeure; and

               h) shall use their best efforts to ensure resumption of normal performance of this Agreement after the termination of any Force Majeure and shall perform their obligations to the maximum extent practicable.

               i) shall each have the option to terminate this Agreement should such Force Majeure continue for a period of 90 days.

     14)  CONFIDENTIALITY

     Unless waived in whole or in part by a written document signed by both parties, each party agrees to abide by the confidentiality obligations set forth below:

          a)   PROPRIETARY AND CONFIDENTIAL INFORMATION

               i) Each party agrees that any proprietary or confidential information ("Confidential Information") that is or has been disclosed by or under the authorization of the other party or results from prior discussions pertaining to such disclosures, shall be subject to the terms of this Agreement. "Confidential Information" includes all business and technical information whether disclosed in writing, orally, or in any other form, tangible or intangible, including information of all kinds concerning any:

               ii) information concerning inventions, discoveries, concepts, ideas, techniques, uses, methods, raw materials, compounds, formulations, test results, lab books, and reports, formulas, software in various stages of development, source codes, object codes, research and development procedures and work in progress, trade secrets, know-how, inventions, technical reports, scientific, engineering, manufacturing and processing information, processes, designs, specifications, drawings, diagrams, models, samples, flow charts, prototypes, tooling, computer programs, algorithms, data, databases, studies, mathematical calculations, finances and plans, customer lists, business plans, contracts, sales, marketing and pricing plans and techniques, production plans, distribution plans, system implementation plans, business concepts, supplier information, personnel matters, business procedures and operations, present or future products, research, processes and technology development programs and investor information, whether in oral, graphic, electronic or any other media or form, and all materials related thereto.

          b)   EXCEPTIONS

               i) Confidential Information does not include that information which:

               ii) is available to the public at the time it is disclosed or thereafter becomes available to the public; or

               iii) is known to the receiving party at the time of disclosure;
                    or

               iv) is received from independent sources having the right to such information without an obligation of confidence or non-disclosure, and without the information having been solicited or obtained by any use of the Confidential Information; or

          c)   NON-DISCLOSURE TO THIRD PARTIES

               i) Each party shall keep the Confidential Information strictly confidential and in trust for the other party. Each party shall use its best efforts to safeguard the Confidential Information, taking at least the same strict precautions it would take to safeguard its own most valuable proprietary and confidential information.

               ii) Neither party shall disclose any Confidential Information of the other party to any third party (that is not an employee provided for below), unless the other party specifically agrees in writing in advance and the third party agrees in writing to be bound to the disclosing party as the other party is bound by this Agreement (in its entirety).

               iii) Each party shall immediately notify the other party upon receiving any request by any third party to disclose any Confidential Information of the other party and shall cooperate with the other party in its efforts to protect the Confidential Information from disclosure. Should any third party make any unauthorized use of any Confidential Information provided hereunder, the party learning of such unauthorized use shall notify the other party and the parties will cooperate in taking steps to protect the Confidential Information from further unauthorized use.

               iv) Either party may disclose Confidential Information of the other Party to the extent required to be disclosed pursuant to any governmental application or pursuant to any final court order, provided however that the disclosing party shall: (1) promptly notify the other party upon its receipt of any pleading, discovery request, interrogatory, motion or other paper that requests or demands disclosure of the Confidential Information, (2) oppose any request for disclosure, and that failing, seek to have access and use limited by a protective order; and (3) provide the other party all reasonable opportunity and assist the other party in its efforts to contest any requirement of disclosure, seek judicial protection against the disclosure and have such disclosure as is required made under a protective secrecy order.

          d)   EMPLOYEE ACCESS AND CONTROL OF THE INFORMATION

               i) Each party agrees that only those of its employees who need to know the Confidential Information of either party will have access to same, and then only to the extent necessary to carry out their respective tasks. As part of its obligation to safeguard the Confidential Information, each party agrees that prior to and as a condition of his or her access to the Confidential Information, each of its employees shall sign a Confidentiality Agreement. Each party shall keep copies of all such agreements, and provide copies to the other party upon request.

               ii) Upon any termination of this Agreement, each party agrees to stop use of the Confidential Information of the other party and to:

                    (1) Return promptly all documents and other tangible materials provided by or under authorization of the other party that contain evidence, record, derive from or reveal any of the Confidential Information; and

                    (2) Destroy all documents and other tangible materials generated by it or its employees that evidence, record, derive from or reveal any of the Confidential Information. Upon request, it shall certify in writing that such materials have been so returned or destroyed.

          e)   OWNERSHIP OF THE CONFIDENTIAL INFORMATION

               i) All Confidential Information is and will remain the exclusive property of the party which invented or developed it or acquired it from a third party until and unless some other agreement is made regarding that Confidential Information. This Agreement does not transfer any license or other right to use the Confidential Information other than pursuant to the Agreement, and does not obligate either party to provide any such rights to the other party in the future. If either party either directly or indirectly through a third party makes, develops or contributes to any invention, application, technique, process, specification or work of authorship that is based on, improves upon, is derivative of or results from any use of the Confidential Information of the other party, the first party agrees to assign all rights therein to the other party; provided that the first party may request reasonable compensation in exchange for such assignment. If the parties cannot agree on reasonable compensation, the issue shall be deemed a dispute and resolved as other disputes under this Agreement.

     15)  GENERAL PROVISIONS

          a) NOTICES Any notice or other communication ("Notice") from one party to the other with respect to this Agreement or any Project Plan Agreement entered into between the parties under this Agreement shall be sent by fax and e-mail; if the sender of a Notice cannot confirm that at least one of such transmissions was received by the other party within 2 hours of sending it, the sender shall telephone the other party to inform him of the Notice and to arrange for a method of delivery of the Notice (including personal delivery delivery or the use of a commercial courier) which will assure the sender that it will reach the other party in the shortest practicable time. If, because of its size or any other reason, it is impractical to send a Notice by fax or e-mail, the sender shall inform the other party by fax, e-mail, and/or telephone that it is sending the Notice and shall send the Notice by personal delivery or commercial courier. A Notice shall be deemed received upon actual receipt. Notices shall be sent as follows:


     To MR3                                To FLR
     --------------------------------------------------------------------------
     Dr. William Tao, CEO                  Father Gregory Ofiesh, President

     MR3 Systems, Inc.                     Franklin Lake Resources Inc.
     435 Brannan Street  #200              172 Starlite Street
     San Francisco, CA  94107              South San Francisco, CA  94080
     Tel - office - 415-947-1090           Tel - office - 650-588-0425
     Tel - cell - 510-368-9170             Tel - cell - 650-278-2177
     Fax - 415-947-1095                    Fax - 650-588-5869
     e-mail - wtao@mr3systems.com          e-mail - fgofiesh@aol.com


     and a copy to                                  and a copy to
     ------------------------------------------------------------

     Peter Odintsov, COO                   Peter Boyle, Secretary
     MR3 Systems, Inc.                     Franklin Lake Resources Inc.
     435 Brannan Street  #200              172 Starlite Street
     San Francisco, CA  94107              South San Francisco, CA  94080
     Tel - office - 415-947-1090           Tel - office - 650-588-0425
     Tel- cell - 415-722-6145              Tel - cell - 415-717-8273
     Fax - 415-947-1095                    Fax - 650-588-5869
     e-mail - podintsov@mr3systems.com     e-mail - info@franklinlake.com


          b) HEADINGS - The subject headings of this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any provision of this Agreement.

          c) COUNTERPARTS - This Agreement may be executed in several duplicate originals, each one of which shall be deemed an original, but all of which together shall constitute one and the same instrument. If a party signs this Agreement and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

          d) WAIVERS - If either party fails to enforce any provision of this Agreement, or exercise any of its rights hereunder, such failure shall not be construed as constituting a waiver of that Party's right thereafter to enforce each and every provision of this Agreement in accordance with its terms.

          e) GOVERNING LAW - This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of California, USA, excluding any conflicts of laws rules.

          f) DISPUTE RESOLUTION - Any dispute between the parties with respect to this Agreement, a Project Plan Agreement, or any other matter related to this Agreement shall be settled as follows:

               i) MEDIATION - If any issue arises between the parties which they have not been able to resolve between themselves, either party may submit the matter to mediation (and must do so before commencing an arbitration proceeding or taking any other action with respect to the issue), by referring it to the American Arbitration Association ("AAA") or any other generally recognized alternative dispute resolution ("ADR") organization (including an individual who holds himself or herself out as a practitioner of ADR and has at least five years of experience as a mediator and arbitrator), having an office in San Francisco, California, or within 25 miles thereof. All filing fees, mediator fees, and other expenses of the mediation (except legal expenses, which shall be borne by the respective parties) shall be divided equally between the parties; except, that, within 90 days after the conclusion of the mediation proceeding, either party may request the mediator to make a finding that the other party was not acting in good faith in the proceeding, and, if the mediator so finds, the mediator may issue an order that the party not acting in good faith shall bear 100 percent, or any other amount greater than 50 percent, of the total fees and expenses (excluding legal expenses). This order will be final, binding, and non-appealable.

               ii) ARBITRATION - If, after reasonable attempts, either party concludes that further mediation is not likely to be productive, it (first party) may submit the matter to binding arbitration, by referring it to the AAA or any other generally recognized ADR service (including and individual, as with mediation), having an office in San Francisco, California, or within 25 miles thereof. The other party may ask such questions of the arbitrator as it deems appropriate for the purpose of determining whether the arbitrator might have a conflict of interest or otherwise not be able to decide the matter impartially and objectively. If the other party determines that the arbitrator cannot act impartially and objectively, the other party may select another arbitrator and the first party may have the same right to ask questions as the other party did, and this shall continue until the parties agree on an arbitrator. Any arbitration proceeding shall be handled pursuant to the rules prescribed by the arbitrator for such proceedings, except that (i) discovery shall be allowed pursuant to the California Code of Civil Procedure, (ii) the proceedings shall be conducted by a single arbitrator, unless the amount in controversy exceeds $250,000, in which case either party may elect to have it heard by a panel of three arbitrators,
                    (iii) the arbitrator(s) shall agree to prepare a written statement of the reasons for his decision, and (iv) the arbitrator shall allocate the costs of the arbitration proceeding (not including their respective attorneys' fees) between them, all to one party, divided equally between them, or in any manner the arbitrator deems equitable.

          g) ENTIRE AGREEMENT; SEVERABILITY - This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof. If any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then exist.

          h) REPRESENTATIONS AND WARRANTIES - To the best of each party's knowledge, after due inquiry, each of MR3 and FLR hereby represents, warrants and covenants to the other as follows:

               i) Right, Power and Authority. Each party has full right, power and authority to enter into this Agreement and there is nothing which would prevent it from performing its obligations under the terms and conditions imposed on it by this Agreement.

               ii) Binding Obligation. This Agreement has been duly authorized by all necessary corporate or legal action of MR3 and FLR, respectively, and constitutes a valid and binding obligation on MR3 and FLR, respectively, enforceable in accordance with the terms hereof.

               iii) Good Standing. MR3 or FLR, as the case may be, is a
                    corporation or partnership duly organized and validly existing and in good standing under the laws of its jurisdiction of formation and is duly qualified and authorized to do business wherever the nature of its activities or properties requires such qualification or authorization.

               iv) No Provisions Contravened. There is no provision in its articles of incorporation or bylaws or equivalent governing documents, and no provision in any existing mortgage, indenture, contract or agreement binding on it which would be contravened by the execution, delivery or performance of this Agreement.

               v) No Consent of Third Parties Needed. No consent of any third party or holder of any of its indebtedness is or shall be required as a condition to the validity of this Agreement.

               vi) No Law Contravened. Neither its execution nor its delivery of this Agreement nor its fulfillment of or compliance with the terms and provisions hereto shall contravene any provision of the laws of any jurisdiction, including, without limitation, any statute, rule, regulation, judgment, decree, order, franchise or permit applicable to it.

               vii) Continued Effect of Representations and Warranties. It
                    covenants and agrees that its representations and warranties contained in this Agreement shall remain true in all respects for the Term hereof with the same effect as though such representations and warranties had been made on and as of any subsequent date during such Term.

          i) FLR holds all claims and 100% of the right and title to the Source Material and such claims and ownership rights are current. FLR has the right to grant the exclusive processing rights to MR3 hereunder, and FLR has not granted, and shall not in the future during the Term of this Agreement grant, such rights to any other person or entity.

          j) GOOD FAITH - Each party diligently and in the utmost good faith agrees to perform its respective duties and obligations under this Agreement and to undertake all actions reasonably required to promote the intent of this Agreement. The parties each agree to provide all further information, and to execute, acknowledge and deliver all further documents and instruments, reasonably required to consummate the transactions contemplated hereunder.

          k) INDEMNIFICATION - To the fullest extent allowed by law, each Party shall indemnify and hold the other Party's officers, directors, employees, shareholders, agents, and his heirs, personal representatives, successors and assigns harmless against any loss, expense, damage, claim, or injury suffered or sustained by either Party by reason of any acts, errors, omissions, or alleged acts or omissions related to this Agreement. Each Party's duty to indemnify will include any judgment, award, settlement, reasonable legal fees, and other costs and expenses related to the defense of any actual or threatened action, proceeding, or claim. The indemnification herein provided shall apply also in respect of any amount paid in compromise of any such action, suit, proceeding or claim asserted (including expenses, counsel fees and costs reasonably incurred in connection therewith), provided each Party shall have first approved such proposed compromise settlement, which approval shall not be unreasonably withheld.


This Agreement must be executed with the attachment of all the Signatory pages.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their duly authorized representatives. MR3 Systems, Inc.

By:   /S/ RANDALL S. REIS                             Date:    11/30/04
    ---------------------------------------------            ---------------
     Randall S. Reis, Chairman


Franklin Lake Resources, Inc.

By:   /S/ FATHER GREGORY OFIESH                       Date:    11/30/04
    ---------------------------------------------            ---------------
     Father Gregory Ofiesh, President

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